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                                                                      Exhibit 12

LIBERTY MEDIA CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)


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

                                           9 MONTHS ENDED                                 10 MONTHS       2 MONTHS
                                            SEPTEMBER 30,       YEAR ENDED DECEMBER 31,     ENDED           ENDED        YEAR ENDED
                                           ---------------      ----------------------   DECEMBER 31,    FEBRUARY 28,   DECEMBER 31
                                            2003    2002        2002    2001      2000       1999           1999            1998
                                           --------------       -------------------------------------    ---------------------------
Earnings (losses) before income taxes,
minority interest and share of
losses of affiliates                       $(493)  (3,670)      (4,748)  (5,976)   6,441    (2,260)           203             2,072

Add:

Interest expense, including amortization
  of capitalized expense related
  to indebtedness                            375      321          423      525      246       288             26               104

Estimate of the interest within
  rental expense                              15       17           23       25       17        10              1                 9
Distributed income of equity affiliated        3       25           26        7       17         7              2                 7
                                           --------------       -------------------------------------    ---------------------------
Earnings available for fixed charges       $(100)  (3,307)      (4,276)  (5,419)   6,721    (1,955)           232             2,192
                                           ==============       =====================================    ===========================

Fixed Charges:

Interest expense, including amortization
  of capitalized expenses related
  to indebtedness                          $ 375      321          423      525      246       288             26               104

Estimate of the interest within
  rental expense                           $  15       17           23       25       17        10              1                 9
                                           --------------       -------------------------------------    ---------------------------
Total fixed charges                        $ 390      338          446      550      263       298             27               113
                                           ==============       =====================================    ===========================
Ratio of earnings to fixed charges            --       --           --       --    25.56        --           8.59             19.40

Deficiency                                 $(490)  (3,645)      (4,722)  (5,969)      --    (2,253)            --                --
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